February 14, 1997


The Life Insurance Company of Virginia
6610 West Broad Street
Richmond, VA 23230

         RE:      Registration No. 33-12470
                  Life of Virginia Separate Account III

Gentlemen:

This opinion is furnished in connection with the preparation and filing by The Life Insurance Company of Virginia with the Securities and Exchange Commission of a certain notice to be filed pursuant to the provisions of Rule 24f-2, under the Investment Company Act of 1940, making definite in amount the registration of those securities set forth in the notices issued by Life of Virginia Separate Account III in connection with the offer and sale of flexible premium variable life insurance policies during the period from January 1, 1996 through December 31, 1996.

I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

         1. The Life Insurance Company of Virginia is duly organized and validly existing under the laws of the Commonwealth of Virginia and has been duly authorized to issue individual flexible premium variable life insurance policies by the Bureau of Insurance of the State Corporation Commission of the Commonwealth of Virginia.

         2. Life of Virginia Separate Account III is a duly authorized and existing separate account established pursuant to the provisions of Section 38.1-443 of the Code of Virginia, said Section being currently designated as Section 38.2-3113.

         3. The interests in Life of Virginia Separate Account III (as represented by the flexible premium variable life insurance policies whose cash values were held in the separate account) that were issued during the period between January 1, 1996 through December 31, 1996 were legally issued, fully paid and non-assessable.



I consent to the filing of this opinion in conjunction with the filing of the aforementioned notice pursuant to paragraph (b)(2) of Rule 24f-2.


Very truly yours,

/S/ WILLIAM E. DANER, JR.

William E. Daner, Jr.
Counsel

WED:cj

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